Exhibit 3.35
AMENDED AND RESTATED OPERATING AGREEMENT
of
GREENSBORO PATHOLOGY, LLC
     This Amended and Restated Limited Liability Company Operating Agreement (this “Agreement”) of Greensboro Pathology, LLC, a North Carolina limited liability company (the “Company”), is made as of October 4, 2007, by and between the Company and Aurora Greensboro, LLC, a North Carolina limited liability company (the “Sole Member.” and together with any party hereafter admitted as a member of the Company in accordance with the terms hereof, the “Members”).
     Intending to be legally bound, the Members hereby agree as follows:
     1. Amendment and Restatement. This Amended and Restated Operating Agreement shall replace any and all prior operating agreements of the Company and is entered into in connection with all of the outstanding Membership Interests of the Company as of October 4, 2007.
     2. Term. The Company will have perpetual existence unless terminated in accordance with this Agreement.
     3. Name. The name of the Company will be “Greensboro Pathology, LLC” or such other name that complies with applicable law as the Members may select from time to time.
     4. Purpose; Powers. The Company is organized for the object and purpose of engaging in all such lawful transactions and business activities as may be determined from time to time by the Members. The Company will have any and all powers necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be lawfully exercised by limited liability companies under the North Carolina Limited Liability Company Act (the “Act”).
     5. Registered Office and Agent. The registered-office of the Company in the State of North Carolina is 225 Hillsborough Street, Raleigh, North Carolina 27603. The registered agent of the Company for service of process at such address is C T Corporation System. The registered office and/or registered agent of the Company may be changed from time to time in the discretion of the Members.
     6. Members. The name of the Sole Member of the Company is Aurora Greensboro, LLC. Except as provided in Section 17 below, new Members may be admitted to the Company at any time and from time to time with the written consent of the Members. The Schedule of Members attached hereto shall be amended to reflect the future admission of each additional Member.

     7. Management.
          (i) Management by Members. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Members and the Members shall make all decisions and take all actions for the Company.
          (ii) Officers. The Members may, from time to time, designate one or more persons to be officers of the Company. No officer need be a resident of the State of North Carolina or a Member. Any officers so designated shall have such authority and perform such duties as the Members may, from time to time, delegate to them. The Members may assign titles to particular officers. Unless the Members otherwise decide, if the title is one commonly used for officers of a business corporation formed, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office. Each officer shall hold office until such officer’s successor shall be duly designated and shall qualify or until such officer’s earlier death, resignation or removal. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Members. The initial officers of the Company shall be James C, New, President and Chief Executive Officer, and Martin J. Stefanelli, Secretary and Chief Financial Officer.
     8. Contributions. The Members may, but shall not be required to, make additional contributions to the capital of the Company: provided, that, no additional contributions to the capital of the Company shall be made without the written consent of the Members. Persons or entities hereafter admitted as Members of the Company shall make such contributions of cash, property or services to the Company as shall be determined by the Members at the time of each such admission. For the purposes hereof, “Unit” means an interest of a Member in the Company representing a fractional part of the interests of all Members and having the rights and obligations specified with respect to such Units in this Agreement.
     9. Allocations of Profits and Losses: Capital Accounts. The Company shall maintain a separate capital account (the “Capital Accounts”) for each Member according to the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). For this purpose, the Company may, upon the occurrence of the events specified in Treasury Regulation Section 1.704-l(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of the Company property. The Company’s profits and losses will be allocated among the Members pro rata in accordance with their respective capital contributions,
     10. Distributions. Distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Members may determine. Distributions shall be made to Members pro rata in accordance with their respective positive Capital Account balances immediately prior to a distribution.
     11. Assignments. Except as provided in Section 17, a Member may assign all or any portion of its Units only (i) with the consent of all of the Members, which consent may be given or withheld in each Member’s sole discretion, and (ii) upon such assignee’s agreement in writing to be bound by the terms hereof. Upon any such permitted assignment, the assignee will be admitted to the Company as a substitute Member.
     12. Dissolution. The Company will be dissolved and its affairs will be wound up and terminated only upon (i) the affirmative vote of all of the Members or (ii) an administrative dissolution or the entry of a decree of judicial dissolution under Section 57C-6-02 of the Act. Upon dissolution, the Company will be liquidated in an orderly manner by the Members.
     13. Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or officer.
     14. Amendments to Agreement. The terms and provisions of this Agreement may be modified or amended, or amended and restated with the written consent of the Sole Member.
     15. Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws (and not the laws of conflicts) of the State of North Carolina.
     16. Exculpation and Indemnification.
          (i) Limitation of Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member (or manager or officer thereof) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company (or a manager or officer of a Member). Except as otherwise provided in this Agreement, a Member’s liability (in its capacity as such) for debts, liabilities and losses of the Company shall be such Member’s share of the Company’s assets; provided that a Member shall be required to return to the Company any distribution made to it in clear and manifest accounting or similar error. The immediately preceding sentence shall constitute a compromise to which all Members have consented within the meaning of the Act. Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members (or a manager or officer of a Member) for liabilities of the Company, except to the extent constituting fraud or willful misconduct by such Members.
          (ii) Indemnification. The Company hereby agrees to indemnify and hold harmless any Member or other person (each an “Indemnified Person”) to the fullest extent permitted under the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorney fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Indemnified Person (or one or more of such person’s affiliates) by reason of the fact that such Indemnified Person is or was a Member or is or was serving as a manager, officer, director, principal, member, employee, agent or representative of the Company (or a Member) or is or was serving at the request of the Company as a managing member, manager, officer, director, principal, member, employee, agent or representative of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided that no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its affiliates’ (excluding, for purposes hereof, the Company’s and its subsidiaries’) willful misconduct or knowing violation of law or willful breach of this Agreement as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected) or for any present or future breaches of any representations, warranties or covenants by such Indemnified Person or its affiliates’ (excluding, for purposes hereof, the Company’s and its subsidiaries’), employees, agents or representatives contained herein or in any other agreement with the Company or its affiliates. Expenses, including attorneys’ fees and expenses, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company. The right to indemnification and the advancement of expenses conferred in this Section 16(ii) shall not be exclusive of any other right which any Indemnified Person may have or hereafter acquire under any statute, agreement, law, vote of the Members or otherwise. If this Section 16(ii) or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 16(ii) to the. fullest extent permitted by any applicable portion of this Section 16(ii) that shall not have been invalidated and to the fullest extent permitted by applicable law.
          (iii) Nonexclusivity of Rights. The right to indemnification and the advancement of expenses conferred in this Section 16 shall not be exclusive, of any other right which any Indemnified Person may have or hefeafter acquire under any statute, agreement, law, vote of the Members or otherwise.
     17. No Restrictions on Ability to Pledge. Notwithstanding any other provision in tins Agreement, no consent of the Members shall be required to permit (i) the Sole Member to pledge its membership interest as security for a loan to such Sole Member, the Company or any of their respective affiliates, or (ii) a pledgee of the Sole Member’s membership interest in the Company to transfer such membership interest in connection with such pledgee’s exercise of its rights and remedies with respect thereto, or to permit such pledgee or its assignee to be substituted for the Sole Member under this Agreement in connection with such pledgee’s exercise of such rights and remedies.
* * * * *

     IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

MEMBER AURORA GREENSBORO, LLC
By:	/s/ James C. New
James C. New
Chief Executive Officer

COMPANY GREENSBORO PATHOLOGY , LLC
By:	/s/ James C. New
James C. New
Chief Executive Officer

[Signature Page to Amended and Restated LLC Agreement-Greensboro Pathology, LLC]

Schedule of Members

Member	Percentage of Member ship Interests Units
Aurora Greensboro, LLC	100%